Rule 424(b)(3)
                                                     Registration Statement
                                                     No. 33-58107

PRICING SUPPLEMENT NO. 17

Dated  January 30, 1996, to
Prospectus, dated March 24, 1995, and
Prospectus Supplement, dated April 5, 1995.


                          THE CIT GROUP HOLDINGS, INC.
                            5.625% MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note                                     ( ) Senior Subordinated Note

Principal Amount:  U.S. $100,000,000.

Proceeds to Corporation:  99.772%.

Underwriting Discount:  .159%.

Issue Price:  Variable Price Reoffer, initially at 99.931%.

Original Issue Date:  February 2, 1996.

Maturity Date:  February 2, 2001.

Interest Rate Per Annum:  5.625%.

Form:  Global Note.



The Notes are offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form on or about February 2, 1996.



                                 CS FIRST BOSTON
                            CITICORP SECURITIES, INC.





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Interest Payment Dates:  The second day of each February and August,  commencing
         August 2, 1996, provided that if any such day is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

         Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Specified Currency:  U.S. Dollars.

Trustee, Registrar, Authenticating and Paying Agent: The Bank of New York, under
         Indenture dated as of May 1, 1994 between the Trustee and the Corporation.


                                                   UNDERWRITING

         CS First Boston Corporation and Citicorp Securities, Inc. (collectively, the "Underwriter") are acting as principals in this transaction.

         Subject to the terms and conditions set forth in a Terms Agreement dated January 30, 1996 (the "Terms Agreement"), between the Corporation and the Underwriter, incorporating the terms of a Selling Agency Agreement dated April 6, 1995, between the Corporation and Lehman Brothers, Lehman Brothers Inc., CS First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and UBS Securities Inc., the Corporation has agreed to sell to the Underwriter, and the Underwriter has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                       Principal Amount of
                  Underwriter                          the Notes
                  -----------                          -------------------

         CS First Boston Corporation                   $ 75,000,000
         Citicorp Securities, Inc.                       25,000,000
                                                       ------------
                                     Total             $100,000,000
                                                       ------------

         Under the terms and conditions of the Terms Agreement, the Underwriter is committed to take and pay for all of the Notes, if any are taken.


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         The Underwriter  has advised the Corporation  that it proposes to offer the Notes for sale from time to time in one or more transactions (which
         may  include  block  transactions),   in  negotiated   transactions  or
         otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Notes for whom they may act as agent. In connection with the sale of the  Notes,  the  Underwriter  may be deemed  to have  received
         compensation   from  the   Corporation  in  the  form  of  underwriting
         discounts, and the Underwriter may also receive commissions from the purchasers of the Notes for whom they may act as agent. The Underwriter
         and  any  dealers  that   participate   with  the  Underwriter  in  the
         distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

         The Notes are a new issue of securities with no established trading market. The Corporation currently has no intention to list the Notes on any securities exchange. The Corporation has been advised by the Underwriter that it intends to make a market in the Notes but is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         The Corporation has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.




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